Exhibit 3.4

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

CRC CRYSTAL RESEARCH CORPORATION

(Pursuant to 78.385, 78.390 and 78.403 of the Nevada Revised Statutes)

I, the undersigned President of CRC Crystal Research Corporation, do hereby certify that:

1.

The Articles of Incorporation of CRC Crystal Research Corporation are hereby amended and restated in their entirety, effective as of the date of filing herewith with the Secretary of State of the State of Nevada, as follows:

FIRST: The name of the corporation is CRC Crystal Research Corporation.

SECOND: The resident agent for this corporation shall be:

INTEGRITY STOCK TRANSFER, INC.

2930 N. Green Valley Pkwy

Building 5 – Suite 527

Henderson, Nevada 80014

THIRD:  The objects for which this corporation is formed are as follows:  to engage in any lawful activity.

FOURTH:

A.

This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the corporation is authorized to issue is five hundred million (500,000,000) shares.  Four hundred and fifty million (450,000,000) shares shall be Common Stock, each having a par value of $0.001 per share, and fifty million (50,000,000) shares shall be Preferred Stock, each having a par value of $0.001 per share.

B.

Shares of Preferred Stock may be issued from time to time in one or more series.  Preferred Stock shall have voting rights, no voting rights, or such special voting rights as the Board of Directors may fix and determine in issuing such stock, and shall have rights to receive cumulative, non-cumulative, or partially cumulative dividends as the Board of Directors may fix and determine in issuing such stock.  Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series:

i)

the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

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ii)

the rate of dividend payable on shares of such series, the times of payment of the dividends, whether dividends shall be cumulative, conditions upon which and the date from which such dividends shall be accumulated on all shares of such series, and whether arrearages on the payment of dividends will bear interest;

iii)

the time or times when and the price or prices at which shares of such series shall be redeemable and the purchase, retirement or sinking fund provisions, if any, for the purchase or the redemption of such shares;

iv)

the amount payable on shares of such series in the event of any voluntary or involuntary liquidation, which shall not be deemed to include the merger or consolidation of the corporation or a sale, lease, or conveyance of all or part of the assets of the corporation;

v)

the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such series for, shares of common stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

vi)

the voting rights of shares of such series or absence thereof and the extent of such voting rights, if any.

FIFTH:  The corporation shall have a perpetual existence.

SIXTH:  The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the corporation, provided that the number of directors shall not be reduced to less than one (1).

SEVENTH:  No director or officer shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  Any repeal or modification of the provisions of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.  If the Nevada Revised Statutes are hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director or officer of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Nevada Revised Statutes.  In the event that any of the provisions of this Article (including within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

EIGHTH: No stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or

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any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

NINTH:  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding, in accordance with the laws of the State of Nevada, and to the full extent permitted by said laws except as the bylaws of the corporation may otherwise provide.  Such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, including insurance purchased and maintained by the corporation, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TENTH:  Any action that is required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting groups) of votes that would be necessary to authorize or take such action at a meeting at which all stockholders entitled to vote were present and voted.  The action must be evidenced by one or more written consents describing the action taken, signed by stockholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

2.

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

3.

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with Sections 78.385, 78.390 and 78.430 of the Nevada Revised Statutes.  The total number of outstanding shares of Common Stock of the corporation is 10,659,449, of which 8,079,844 have voted in favor of the Amended and Restated Articles of Incorporation, and no shares of Preferred Stock of the corporation are currently outstanding.  The number of shares voting in favor of the Amended and Restated Articles of Incorporation equaled or exceeded the vote required.  The percentage vote required under the law and the Articles of Incorporation in effect at the time of this filing was more than 50% of the outstanding Common Stock.

IN WITNESS WHEREOF, the undersigned, President of the corporation, for the purpose of amending and restating the Articles of Incorporation of CRC Crystal Research Corporation,

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hereby makes, files and records this Amended and Restated Articles of Incorporation and certifies that it is the act and deed of the corporation and that the facts set forth herein are true.

/s/ Kiril Pandelisev

By: ____________________________

Kiril Pandelisev

President

Dated:

April 12, 2007

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